EXHIBIT 5

February 5, 1996


Winland Electronics, Inc.
1950 Excel Drive
Mankato, MN  56001

Re:  EXHIBIT 5 to Registration Statement on Form S-3

Ladies/Gentlemen:

We are acting as corporate counsel to Winland Electronics, Inc. (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Act") of 607,000 shares of the Company's Common Stock (the "Shares") which may be offered for sale by certain shareholders (the "Selling Shareholders").

In acting as such counsel and for the purpose of rendering this opinion, we have reviewed copies of the following, as presented to us by the Company:

     1.   The Company's Restated Articles of Incorporation, as amended.

     2.   The Company's Restated Bylaws.

     3. Certain corporate resolutions of the Company's Board of Directors pertaining to the issuance by the Company of the Shares.

     4.   The Registration Statement.

Based on, and subject to, the foregoing and upon representations and information provided by the Company or its officers or directors, it is our opinion as of this date that:

     1. The Shares are validly authorized by the Company's Articles of Incorporation.

     2. Of the 607,000 Shares to be sold by the Selling Shareholders, 570,000 Shares are validly issued and outstanding, fully paid and nonassessable. The remaining 37,000 Shares, when issued in accordance with the terms of outstanding warrants, will be validly issued and outstanding, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

FREDRIKSON & BYRON, P.A.


By /s/ Robert K. Ranum
Robert K. Ranum
Fredrikson & Byron, P.A.
1100 International Centre
900 Second Avenue South
Minneapolis, Minnesota 55402
Telephone: 612-347-7067
Fax: 612-347-7077